UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2007
TRM CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	0-19657	93-0809419

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
5208 N.E. 122nd Avenue, Portland, Oregon 97230
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (503) 257-8766
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On January 24, 2007, the Company entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with Notemachine Limited (“Notemachine”) whereby we sold the entire issued capital stock of TRM (ATM) Limited as disclosed in Form 8-K filed on January 30, 2007. We also entered into a Tax Deed, dated January 24, 2007 with Notemachine. In connection with claims made under the Purchase Agreement and Tax Deed, on November 20, 2007, we entered into a letter agreement with Notemachine containing a full and final settlement of all claims (the “Settlement Agreement”).
     The Settlement Agreement provides that we will pay Notemachine £3,250,000 consisting of the following payments: (i) £500,000 immediately upon execution of the Settlement Agreement and release the remaining escrow funds of £70,733, leaving a principal balance outstanding of £2,679,267; (ii) £33,490 on December 1, 2007, such payment representing interest at 15% per annum on the principal sum outstanding; (iii) £625,000 of principal on January 1, 2008, leaving a principal balance outstanding of £2,054,267 and (iv) unless early repayment is made, we will make 36 monthly payments of £71,211.84 on the first of each month commencing on February 1, 2008, representing a straight line amortization of the remaining debt at a compound interest rate of 15% per annum.
     In the event that we secure refinancing prior to January 1, 2011, the entire principal sum outstanding will become immediately due and payable. The Settlement Agreement provides that we shall use the proceeds of such refinancing to first repay all prior or superior liens and then pay the outstanding principal sum to Notemachine before any other use is made of such proceeds.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

10.1	Letter Agreement, dated November 20, 2007, by and between TRM Corporation and Notemachine Limited relating to the settlement of claims

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM CORPORATION

	By:	/s/ Richard B. Stern

	Name:	Richard B. Stern
Date: November 26, 2007	Title:	President & CEO

3